FORECROSS CORPORATION
90 NEW MONTGOMERY STREET
SAN FRANCISCO, CA 94105
415 543-1515
FAX: 415 543-6701


TO:        The shareholders of Forecross Corporation

AND TO:    British Columbia Securities Commission

AND TO:    Vancouver Stock Exchange

The undersigned, on behalf of the Board of Directors of Forecross Corporation (the "Board"), hereby confirms that the Board has reviewed the attached Notice of Change of Auditors; the letter from the former auditor of the Company, Coopers & Lybrand L.L.P.; and the letter from the successor auditors of the Company, BDO Seidman LLP.

Dated at San Francisco, California this 23rd of September, 1997.

By and on behalf of the
Board of Directors of Forecross Corporation


/s/Kim O. Jones
President, CEO & Director
FORECROSS CORPORATION